EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-215857 and No. 333-211426) and the registration statement on Form S-8 (No. 333-203909) of Black Stone Minerals, L.P. of our report dated December 27, 2017, with respect to the statement of revenues and direct operating expenses of the Noble Assets (as defined in our report) for the year ended December 31, 2016, which report appears in this Form 8-K/A of Black Stone Minerals, L.P. dated December 27, 2017.

/s/ KPMG LLP

Houston, Texas
December 27, 2017